Exhibit 21.1
SUBSIDIARIES OF THE GO DADDY GROUP, INC.

JURISDICTION OF
COMPANY NAME	INCORPORATION/ORGANIZATION

GoDaddy.com, Inc.	Arizona
Wild West Domains, Inc.	Arizona
Blue Razor Domains, Inc.	Arizona
Starfield Technologies, Inc.	Arizona
Standard Tactics, LLC*	New Mexico
Go Australia Domains, Inc.*	Arizona
Go China Domains, Inc.*	Arizona
Go Italy Domains, Inc.*	Arizona
Go Canada Domains, Inc.*	Arizona
Go France Domains, Inc.*	Arizona
Special Domains Services, Inc.	Arizona
Domains by Proxy, Inc.*	Arizona

*	Wholly-owned subsidiary of Special Domains Services, Inc.